Exhibit 10.4

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this “Agreement”) is made as of April 3, 2013, by and between FRANKLIN HOLDINGS (BERMUDA), LIMITED, a company organized under the laws of Bermuda (the “Company”), and LEHMAN BROTHERS OFFSHORE PARTNERS LTD., a Bermuda exempted company (“Shareholder”) (Company and Shareholder are individually referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

Recitals

Whereas, Shareholder owns, beneficially and of record, Twenty Five Thousand (25,000) Class A Common Shares of the Company (the “Redeemed Shares”);

Whereas, Company wishes to purchase and redeem, and Shareholder wishes to sell, all of the Redeemed Shares, upon the terms and conditions set forth below;

Whereas, concurrently with the execution and delivery of this Agreement and the Promissory Note (as defined hereinafter), the Company is entering into a redemption agreement (the “Sunlight Redemption Agreement”) with Sunlight Capital Ventures, LLC and Sunlight Capital Partners II, LLC (collectively, “Sunlight”) and issuing a promissory note in favor of Sunlight; and

Whereas, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Second Amended and Restated Investor Shareholders Agreement of the Company dated April 8, 2009 (the “Shareholders Agreement”).

Agreement

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Redemption.

(a)          At Closing, subject to the terms and conditions hereof, and for and in consideration of the Purchase Price, Shareholder hereby sells, transfers, assigns and delivers to Company, and Company hereby purchases, redeems, acquires and accepts from Shareholder, all of the right, title and interest in and to the Redeemed Shares, in each case free and clear of any Liens. As used herein, “Liens” shall mean any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, except for those restrictions created by the Shareholders Agreement and applicable securities laws.

(b)          The purchase price for the Redeemed Shares (the “Purchase Price”) is Eighteen Million Four Hundred Sixty Thousand and 00/100 Dollars ($18,460,000.00). The Purchase Price shall be paid at Closing by the Company to Shareholder as follows: (i) Fourteen

Million Seven Hundred Sixty Eight Thousand and 00/100 Dollars ($14,768,000.00) shall be paid by wire transfer of immediately available funds to an account designated by Shareholder in writing, and (ii) the balance shall be paid via delivery by Company of a promissory note in favor of Shareholder in the original principal amount of Three Million Six Hundred Ninety Two Thousand and 00/100 Dollars ($3,692,000.00), substantially in the form attached hereto as Exhibit A (the “Promissory Note”).

2.            Closing of Transactions.    The consummation of the purchase and sale of the Redeemed Shares shall be effected by facsimile or other electronic exchange of documentation, and held on the date hereof contemporaneously with the execution and delivery of this Agreement and the Promissory Note, at the offices of Bryan Cave LLP, legal counsel to Company, at 1201 West Peachtree Street, 14th Floor, One Atlantic Center, Atlanta, Georgia 30309, or at such other time, date, and place as shall be mutually agreed to by the Parties. The Parties acknowledge and agree that the consummation of the purchase and sale of the Redeemed Shares shall be effective as of 11:59 PM Eastern Time on the date hereof (which time and date are referred to herein as the “Closing” or the “Closing Date”).

3.            Representations and Warranties of Shareholder.

(a)          Shareholder has the full legal right, capacity and power to enter into, execute and deliver this Agreement and to perform fully its obligations thereunder. This Agreement has been duly executed and delivered by Shareholder, and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(b)          Shareholder has, and at Closing will have, good and valid title to all of the Redeemed Shares. The Redeemed Shares will be transferred by Shareholder to Company at Closing, free and clear of any Lien.

(c)          After giving effect to the Closing, Shareholder will not hold, beneficially or of record, any equity interests or rights in or to the Company.

(d)          Shareholder acknowledges that it has been furnished all materials relating to Company, its subsidiaries and affiliates, their business and affairs, the sale and redemption of the Redeemed Shares, and other materials, that it has requested, and that it has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement, and to obtain additional information which the Company or its subsidiaries and affiliates possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any representations or information set forth in any such material. Shareholder further acknowledges that Company, its subsidiaries and affiliates, and their officers, directors, and managers, have answered all inquiries that Shareholder has made of them concerning the Company and its subsidiaries and affiliates, or any other matters relating to the transactions contemplated by this Agreement. IN CONNECTION WITH THIS AGREEMENT AND THE RELATED TRANSACTIONS, SHAREHOLDER ACKNOWLEDGES THAT IT HAS BEEN ADVISED TO RETAIN LEGAL COUNSEL, AND HAS OTHERWISE HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL BEFORE EXECUTING THIS AGREEMENT AND COMPLETING THE CONTEMPLATED TRANSACTIONS.

(e)          The per share purchase price of the Company’s Class A Common Shares subject to the Sunlight Redemption Agreement is the same as the per share purchase price for the Redeemed Shares. The Sunlight Redemption Agreement contains terms and conditions which vary from this Agreement, but such variances, when taken together, do not place Sunlight in a materially advantageous position vis-à-vis the Shareholder.

4.            Representations and Warranties of Company.

(a)          The Company has the full legal right, capacity and power to enter into, execute and deliver this Agreement and the Promissory Note and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Company, and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

(b)          The Company has obtained the Supermajority Approval of the Company’s shareholders in accordance with the Shareholders Agreement approving the Company entering into this Agreement and the Promissory Note, and the consummation of the transactions contemplated hereby and thereby. No other consent or authorization of, filing with, notice to or other act by, or in respect of, any entity, governmental authority, agency or any other Person (including any of the Company’s shareholders) is required for the Company to execute, deliver, or perform any of its obligations under this Agreement, except such as have been obtained or made and are in full force and effect.

(c)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with Company’s organizational documents, (ii) violate any law or order applicable to the Company or by which any of its material properties or assets may be bound, or (iii) constitute a default under any agreement or contract that binds the Company, which default would materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

(d)          The Company has obtained the valid and enforceable waiver of all tag-along rights, rights of first refusal and similar rights arising under the Shareholders Agreement that are otherwise applicable to the transfer of the Redeemed Shares pursuant to this Agreement, and such waiver is in full force and effect.

5.            Release.

(a)          Each Party (the “Releasing Party”) hereby releases and forever discharges the other Party and each of the other Party’s affiliates and each of their respective, past, present, and future, as it may apply, shareholders, directors, officers, partners, managers, members, employees, counsel, agents and representatives, and each of their respective successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all claims and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, arising contemporaneously with or prior to the Closing Date, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification, reimbursement, or compensation from any Releasee, whether pursuant to any charter documents, contracts, law, arrangement, commitment, undertaking or otherwise whether written or oral and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of the Company or Shareholder arising under this Agreement or the obligations of the Company arising under the Promissory Note, it being acknowledged that each Party shall retain all rights, obligations and claims available under the terms of this Agreement and the Promissory Note.

(b)          Further, the Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released hereby.

6.            Expenses.    Each Party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

7.            Further Assurances.    At any time and from time to time after the Closing Date at the request of Company, and without further consideration, Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Company may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Company the Redeemed Shares, to assist Company in exercising all rights with respect thereto, and to effect the transactions contemplated by this Agreement.

8.            Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter, or sent by prepaid air courier, (b) five (5) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a Party may have advised the other in the manner provided in this Section 8), or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained):

(i)          if to Shareholder:

Lehman Brothers Offshore Partners Ltd.

c/o LAMCO LLC

1271 Avenue of the Americas, 40th Floor

New York, New York 10020

Attention:        Ashvin Rao

           Faruk Amin

Email: ashvin.rao@lehmanholdings.com

           faruk.amin@lehmanholdings.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:         Craig Adas

Facsimile:         (650) 802-3100

(iii)        if to the Company:

Franklin Holdings (Bermuda), Ltd.

Clarendon House

2 Church Street

Hamilton HM 11 Bermuda

Attention:         Secretary

Facsimile:         (441) 292-4720

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Kenneth L. Henderson, Esq.

Facsimile:           (212) 541-4630

9.            Publicity.    Except to the extent required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated by this Agreement shall be made without advance approval thereof as to form and content by each of the Parties.

10.           Interpretation.

(a)          This Agreement (including the Exhibits) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the Parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

(b)          This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

(c)          This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(d)          No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

11.           Binding Effect; No Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by any Party without the prior written consent of each other Party except by operation of law and any other purported assignment shall be null and void.

12.           Choice of Law; Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of New York.

(b)          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, City of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(C).

(d)          Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

13.           No Third Party Beneficiary.    Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, on any Persons other than the Parties and their successors and permitted assigns.

14.           Separate Counsel.    EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH ITS OWN LEGAL COUNSEL WITH REGARD TO THE MATTERS CONTAINED IN THIS AGREEMENT. EACH PARTY FURTHER ACKNOWLEDGES THAT BRYAN CAVE LLP REPRESENTS THE COMPANY WITH RESPECT TO THE DRAFTING AND NEGOTIATING OF THIS AGREEMENT, AND THAT BRYAN CAVE LLP DOES NOT REPRESENT ANY OTHER PERSON WITH RESPECT TO THE DRAFTING AND NEGOTIATING OF THIS AGREEMENT.

[The Remainder of this Page has been Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Redemption Agreement to be executed as of the day and year first above written.

Company:

Franklin Holdings (Bermuda), Ltd.

By:	/s/ Robert P. Myron
Name:	Robert P. Myron
Title:	CEO

Shareholder:

Lehman Brothers Offshore Partners Ltd.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Redemption Agreement to be executed as of the day and year first above written.

Company:

Franklin Holdings (Bermuda), Ltd.

By:
Name:
Title:

Shareholder:

Lehman Brothers Offshore Partners Ltd.

By:	/s/ Ashvin Rao
Name:	Ashvin Rao
Title:	Vice President

Exhibit A

Promissory Note

PROMISSORY NOTE

(Lehman Brothers Offshore Partners, Ltd.)

Amount:         U.S.$3,692,000

Dated:            April 3, 2013

FOR VALUE RECEIVED, the undersigned Franklin Holdings (Bermuda) Ltd. (“Borrower”), with an address at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, promises to pay to the order of Lehman Brothers Offshore Partners, Ltd. (“Lender”), at its office located at 1271 Avenue of the Americas, 40th Floor, New York, NY 10020 or at such other place as Lender may direct, U.S. Three Million Six Hundred Ninety Two Thousand and 00/100 Dollars (U.S.$3,692,000.00) (the “Principal Amount”), together with interest at the rate, and fees and expenses on the terms provided in, this Promissory Note (the “Loan”). This Promissory Note (“Note”) is made as of the date of Borrower’s repurchase of one hundred percent (100%) of Lender’s equity ownership interest in Borrower, and the Principal Amount represents the portion of the purchase price of such equity for which Borrower has not paid Lender in cash.

1.	INTEREST RATE. Borrower will pay Lender interest on the unpaid Principal Amount at the annual rate set forth below (calculated on the actual number of days elapsed over a 365 day year) from the date of this Note (except as provided in the next sentence) until the entire outstanding Principal Amount and accrued and outstanding interest together with all fees and expenses due under this Note have been paid, whether or not judgment is obtained. At no time, however, will the interest rate exceed the maximum allowable by Law. Interest will compound annually.

Fixed Rate. The rate of five and one-half percent (5.5%) per annum, subject to automatic (i) reduction to two and one-half percent (2.5%) per annum in the event Borrower repays all but not less than all amounts related to the Loan on or before April 3, 2014, and (ii) increase as provided in Section 7 of this Note.

2.	TERM. This Note matures and all unpaid principal, accrued interest and unpaid fees and expenses are payable on October 3, 2014 (the “Maturity Date”).

3.	FEES AND EXPENSES. All fees and expenses incurred by Lender in connection with the enforcement of this Note, including but not limited to attorney’s fees, will be promptly reimbursed by Borrower.

4.	PAYMENTS. All unpaid Principal Amount, accrued interest and unpaid fees and expenses shall be due and payable on the Maturity Date by means of wire transfer of immediately available funds to an account designated in writing by Lender.

5.	PREPAYMENTS. Borrower may prepay the Loan evidenced by this Note in whole or in part without penalty before the Maturity Date. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued but unpaid interest, and third to the payment of the Principal Amount outstanding under the Note.

6.	DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note: (a) failure of Borrower to make any payment to Lender when due hereunder; (b) the breach or nonperformance of any representation, warranty or covenant of Borrower contained in this Note and such breach or nonperformance continues for a period of not less than thirty (30) days after written notice thereof from Lender to Borrower; provided, that, any breach or nonperformance of the provisions of Sections 4, 8(A)(i), 8(F), 8(G), 8(H), 8(I), 8(J), 9(A), 10(B), 10(C) or 10(E) shall immediately result in an Event of Default, without such thirty (30) day period; (c) any breach under the Redemption Agreement of even date herewith (the “Redemption Agreement”) between Borrower and Lender and such breach continues beyond any applicable notice and cure period; or (d) the institution of proceedings by or against Borrower under any bankruptcy or insolvency law, or any law for the benefit of creditors or relief of debtors, (provided, however, that the institution of involuntary proceedings against Borrower will not be an Event of Default if such proceeding is discharged or dismissed within sixty (60) days after the commencement date thereof), or a custodianship, trusteeship, receivership or assignment for the benefit of creditors is imposed upon or sought by Borrower.

7.	REMEDIES. Upon the occurrence and during the continuance of an Event of Default, at Lender’s option, all amounts owing to Lender in connection with the Loan and this Note will become due and payable immediately, without notice of any kind to Borrower. Upon the occurrence and during the continuance of an Event of Default, interest will continue to accrue on all such amounts until paid, at a default rate of interest equal to two percent (2%) per annum above the otherwise applicable rate under this Note. In addition, Lender shall have all the rights and remedies available at law, in equity, or otherwise. All of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy or combination shall not exclude pursuit of any other remedy, and an election to make expenditures or take action to perform any obligation of Borrower shall not affect Lender’s right to declare an Event of Default and to exercise its rights and remedies.

8.	REPRESENTATIONS. As a material inducement to Lender’s willingness to make the Loan, Borrower represents and warrants that:

(A)         it is (i) a limited company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has the requisite power and authority, and the legal right, to own, lease and operate its material properties and assets and to conduct its business as it is now being conducted in all material respects and (ii) in material compliance with all Laws and Orders applicable to it;

(B)         Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder;

(C)         Borrower has duly executed and delivered this Note;

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(D)         no consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person (including its shareholders), entity or agency is required in order for Borrower to execute, deliver, or perform any of its obligations under this Note, except such as have been obtained or made and are in full force and effect;

(E)         the execution and delivery of this Note and the consummation by Borrower of the transactions contemplated hereby do not and will not: (i) violate or conflict with Borrower’s organizational documents; (ii) violate any Law or Order applicable to Borrower or by which any of its material properties or assets may be bound; or (iii) constitute a default under any material agreement or contract by which Borrower may be bound;

(F)         this Note is a valid, legal and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceedings in equity or at law;

(G)         except for liens identified in Borrower’s most recent audited financial statements delivered to Lender and liens encumbering certain investment property of JRG Reinsurance Company Ltd. under that certain Master Letter of Credit Reimbursement and Security Agreement dated as of July 7, 2011 (the “KeyBank Letter of Credit”) between KeyBank National Association and JRG Reinsurance Company Ltd. in the stated amount of up to $50,000,000, the assets of neither Borrower nor any of its subsidiaries are encumbered by any lien or liens securing indebtedness outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000;

(H)         excluding amounts that are due and payable within ninety (90) days after the date hereof (other than any such amounts that are outstanding under the KeyBank Credit Facility (as defined hereinafter), the KeyBank Letter of Credit or incurred outside the ordinary course of business), the aggregate outstanding indebtedness of Borrower and its subsidiaries as of the date hereof does not exceed $119,055,000;

(I)         the aggregate principal amount outstanding under the Sunlight Notes (as defined hereinafter) as of the date hereof is Eighteen Million Four Hundred Sixty Thousand and 00/100 Dollars ($18,460,000.00);

(J)         the terms and conditions of the Sunlight Notes with respect to interest rate, term, fees and expenses, payments, prepayments, remedies, taxes, maximum rate of interest permitted by law, and avoidance of debt payments are the same in all material respects as the corresponding terms and conditions set forth in Section 1, Section 2, Section 3, Section 4, Section 5, Section 7, Section 11, Section 12 and Section 13 of this Note; provided, however, that Borrower shall not be deemed to breach the representations and warranties in this Section 8(J) solely by virtue of the principal amount outstanding under the Sunlight Notes or the parties thereto; and

(K)         no action, suit, litigation, investigation or proceeding of, or before, any arbitrator or governmental authority is pending or, to the knowledge of Borrower, threatened by or

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against Borrower or any of its property or assets (i) with respect to this Note or any of the transactions contemplated hereby or (ii) that would reasonably be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under this Note.

Borrower understands and acknowledges that Lender is reasonably, materially and detrimentally relying on each representation and warranty set forth in this Section 8 and would not be making this Loan “but for” each representation and warranty.

For the purposes of this Note:

“Law” means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any governmental authority or agency and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such person or any of its properties or to which such person or any of its properties is subject.

“Order” means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other governmental authority, in each case, applicable to or binding on such person or any of its properties or to which such person or any of its properties is subject.

9.	AFFIRMATIVE COVENANTS. Until all obligations of Borrower under this Note have been satisfied or terminated in accordance with this Note, Borrower shall:

(A)         Preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business;

(B)         Comply with all Laws and Orders applicable to it or its property, other than such Laws and Orders (i) the validity or applicability of which Borrower is contesting in good faith by appropriate proceedings or (ii) the failure to comply with which would not reasonably be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under this Note;

(C)         Use its commercially reasonable efforts to obtain third party financing sufficient to pay all amounts due under this Note in full on or before October 3, 2013;

(D)         Upon the request of Lender, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Note;

(E)         Pay, discharge or otherwise satisfy all of its material obligations before the same shall become delinquent or in default, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with the generally accepted accounting principles of the United States with respect thereto have been provided on its books;

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(F)         As soon as practicable and in any event within five (5) business days after an executive officer of Borrower obtains actual knowledge that an Event of Default has occurred, notify Lender in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default;

(G)         Use the proceeds of any and all new debt incurred or borrowed outside of the ordinary course of business (including all new borrowings since the March 1, 2013 under that certain Credit Agreement dated as of September 24, 2008 (as in existence as of the date hereof, the “KeyBank Credit Agreement”) among Borrower, as borrower, Franklin Holdings (II) (Bermuda), Ltd., as subsidiary guarantor, the lenders party thereto and KeyBank National Association, as administrative agent and letter of credit issuer, but excluding any reborrowing or refinancing of any amounts outstanding under the KeyBank Credit Agreement by a renewal or replacement facility) to repay Lender and Sunlight, on a pro rata basis according to the outstanding principal, interest and fees and expenses owed to Lender and Sunlight under this Note and the Sunlight Notes, respectively, any principal, interest and fees and expenses outstanding under this Note and the Sunlight Notes, respectively, within three (3) business days of Borrower’s receipt of such proceeds; and

(H)         Until all obligations of Borrower under this Note have been satisfied or terminated in accordance with this Note, Borrower shall provide Lender with (i) all information and reports required to be delivered to an Original Investor (as such term is defined in the Shareholders Agreement) holding the Access Minimum Equity (as such term is defined in the Shareholders Agreement) pursuant to Section 2.7(a) of the Shareholders Agreement and (ii) the access required to be provided to a Shareholder (as such term is defined in the Shareholders Agreement) holding the Access Minimum Equity pursuant to Section 2.7(c) of the Shareholders Agreement.

For the purposes of this Note:

“Shareholders Agreement” means that certain Second Amended and Restated Investor Shareholders Agreement of the Borrower dated April 8, 2009.

“Sunlight” means, collectively, Sunlight Capital Ventures, LLC and Sunlight Capital Partners II, T.T.C.

“Sunlight Notes” means those certain Promissory Notes dated as of the date hereof by Borrower, each in the original principal amount of Nine Million Two Hundred Thirty Thousand and 00/100 Dollars ($9,230,000.00), one of which is payable to Sunlight Capital Ventures, LLC and the other of which is payable to Sunlight Capital Partners II, T.T.C.

10.	NEGATIVE COVENANTS. So long as any amount under this Note shall remain unpaid, Borrower will not, and will cause each of its subsidiaries not to, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed):

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(A)         Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any debt of any person, other than:

(i)          liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05 of the KeyBank Credit Agreement;

(ii)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.05 of the KeyBank Credit Agreement;

(iii)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt” in the KeyBank Credit Agreement);

(iv)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and liens imposed by statutory or common law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(v)         liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or reinsurance agreements entered into by, any Insurance Subsidiary (as such term is defined in the KeyBank Credit Agreement) in the ordinary course of business;

(vi)        deposits with insurance regulatory authorities in the ordinary course of business (which deposits may be in the form of cash collateralized letters of credit);

(vii)       easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower;

(viii)      any lien on any property of Borrower or any subsidiary existing on the date hereof and described in Section 8(G) above; provided that (A) such lien shall not apply to any other property of Borrower or such subsidiary and (B) such lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the aggregate commitment amount secured thereby;

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(ix)         any lien existing on any fixed or capital asset before the acquisition thereof by a Borrower or any subsidiary or existing on any fixed or capital asset of any person that first becomes a subsidiary after the date hereof before the time such person becomes a subsidiary; provided that (A) such lien is not created in contemplation of or in connection with such acquisition or such person becoming a subsidiary, (B) such lien will not apply to any other property or asset of Borrower or any subsidiary, (C) such lien will secure only those obligations which it secures on the date of such acquisition or the date such person first becomes a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (D) the principal amount of debt secured by any such lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of Borrower or a subsidiary) of such fixed or capital asset at the time it was acquired (by purchase, construction or otherwise) , and (E) the aggregate principal amount of debt secured by any and all such liens permitted under this clause (ix) shall not at any time exceed $10,000,000;

(x)          liens on fixed or capital assets acquired, constructed or improved by Borrower or any subsidiary; provided that (A) such liens and the debt secured thereby are incurred before or within ninety (90) days after such acquisition or the completion of such construction or improvement, (C) the debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (C) such liens will not apply to any other property of Borrower or any subsidiary, and (D) the aggregate principal amount of debt secured by any and all such liens permitted under this clause (x) shall not at any time exceed $10,000,000;

(xi)         liens to secure a debt owing to Borrower or a subsidiary;

(xii)        liens on the assets of an insurance subsidiary to secure debt owing by such subsidiary to the Federal Home Loan Bank of which such subsidiary is a member;

(xiii)       cash deposited as collateral to secure letter of credit debt incurred by an insurance subsidiary of Borrower in the ordinary course of business; and

(xiv)      any lien arising out of the refinancing, extension, renewal or refunding of any debt secured by a lien permitted by any of clauses (viii), (ix), (x), (xi), (xii) or (xiii) of this Section; provided that such debt under any of clauses (viii), (ix) and (x) is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

provided that, except as provided in clause (iii) above, the liens permitted pursuant to clauses (i) through (vii) above shall not include any lien that secures indebtedness for borrowed money;

(B)         Except for payments to Sunlight made on the date hereof and to be made pursuant to the Sunlight Notes, pay any cash dividends, cash distributions or other cash payments, including by way of loans, indemnities or guaranties, to the shareholders of Borrower; provided, however, that the foregoing shall in no way limit any right to indemnification

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afforded any director or officer of Borrower by corporate policy or applicable statute for their actions (or inactions) in such capacity;

(C)         Merge or consolidate with or into, or convey, transfer, otherwise dispose of (other than in the ordinary course of business) any of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, or otherwise enter into a material business combination with, any person, unless the surviving or acquiring entity in such transaction expressly agrees in writing to assume and perform all of Borrower’s obligations under this Note;

(D)         Prepay any amount under the Sunlight Notes without concurrently making a pro rata (according to the amount of principal, interest, fees and expenses outstanding under each of this Note and the Sunlight Notes) prepayment against the Loan in accordance with Section 5 of this Note; or

(E)         materially amend, supplement or modify the Sunlight Notes.

11.	TAXES.

(A)         Any and all payments by Borrower under this Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies imposts, deductions, charges, withholdings and liabilities, but excluding any taxes based on Lender’s income, being hereinafter referred to as “Taxes”).

(B)         In addition, Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under this Note or from the execution, delivery or registration of, or otherwise with respect to, this Note (all such taxes, charges and levies being hereinafter referred to as “Other Taxes”).

(C)         Borrower shall indemnify Lender for the full amount of Taxes and Other Taxes, and for the full amount of Taxes imposed by any jurisdiction on amounts payable under this paragraph, paid by Lender and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within thirty days from the date Lender makes written demand therefor.

(D)         Without prejudice to the survival of any other agreement of Borrower under this Note, the agreements and obligations of Borrower contained in this paragraph shall survive the payment in full of principal and interest under this Note.

12.	MAXIMUM RATE PERMITTED BY LAW. All agreements in this Note are expressly limited so that in no contingency or event whatsoever, whether reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance, or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be

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due shall involve exceeding any usury limit prescribed by law that a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if, from any circumstance whatsoever, Lender shall ever receive as interest an amount that would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Borrower.

13.	AVOIDANCE OF DEBT PAYMENTS. To the extent that any payment to Lender and/or any payment or proceeds of any collateral received by Lender in reduction of the Loan is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to Borrower (or Borrower’s successor) as a debtor in possession, or to a receiver, creditor, or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the portion of the Loan intended to have been satisfied by such payment or proceeds shall remain due and payable hereunder, be evidenced by this Note, and shall continue in full force and effect as if such payment or proceeds had never been received by Lender whether or not this Note has been marked “paid” or otherwise cancelled or satisfied and/or has been delivered to Borrower, and in such event Borrower shall be immediately obligated to return the original Note to Lender and any marking of “paid” or other similar marking shall be of no force and effect.

14.	SEVERABILITY. If any provision of this Note is found to be invalid or unenforceable, such provision shall be stricken and all remaining provisions of this Note shall remain valid and enforceable.

15.	WAIVER; AMENDMENTS. No amendment of this Note, and no waiver of any one or more of the provisions hereof, shall be effective unless set forth in a writing signed by Lender and Borrower; provided, however, that any such waiver shall be restricted to the matters specified in such writing.

16.	ENTIRE AGREEMENT. This Note and the associated Redemption Agreement constitute the sole agreements of the parties regarding the subject matter hereof and thereof and supersede all oral negotiations and prior writings regarding the subject matter hereof and thereof.

17.	APPLICABLE LAW; JURISDICTION. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY PRINCIPLES OF CONFLICTS OF LAW. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS NOTE MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS NOTE, BORROWER ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE

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JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR ANY LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

18.	SUCCESSORS AND ASSIGNS. This Note shall be binding upon Borrower and Borrower’s successors and assigns and shall inure to the benefit of Lender, its successors and assigns. Borrower may not assign or transfer its rights or obligations under this Note without the prior written consent of Lender. Lender may not assign or transfer its rights or obligations under this Note without the prior written consent of Borrower, which consent shall not be unreasonably withheld. By acceptance of this Note, Lender is hereby deemed to have accepted the terms and conditions hereof.

19.	NO WAIVER, MODIFICATION OR PARTNERSHIP. Nothing set forth in this Note shall be construed as making Lender or Borrower the partner, agent or joint venturer of the other party. Borrower and Lender shall have no relationship to each other than as debtor and creditor.

IN WITNESS WHEREOF, BORROWER, INTENDING TO BE LEGALLY BOUND, HAS EXECUTED THIS NOTE IN FAVOR OF LENDER AS OF THE DATE ABOVE WRITTEN.

BORROWER:

FRANKLIN HOLDINGS (BERMUDA) LTD.

By:
Name:
Title:

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